                              CONFIRMING STATEMENT

This Statement confirms that the undersigned, Heidi S. Allen, has authorized and designated John Stair, David P. Jones or Arthur Carpentier to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Team Health Holdings, Inc. The authority of John
Stair, David P. Jones and Arthur Carpentier under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to her ownership of or transactions in securities of Team Health
Holdings, Inc., unless earlier revoked in writing. The undersigned acknowledges that John Stair, David P. Jones and Arthur Carpentier are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.
                                              /s/ Heidi S. Allen
                                        By:   ----------------------------------
                                        Name: Heidi S. Allen

                                        Date: December 15, 2009